TRANSFER AGREEMENT
by and between
METLIFE INSURANCE COMPANY OF CONNECTICUT
and
METLIFE INVESTORS GROUP, INC.
dated as of October 11, 2006

TRANSFER AGREEMENT
This Transfer Agreement (hereinafter referred to as this “Agreement”) dated as of October 11, 2006 is entered into by and between MetLife Insurance Company of Connecticut (hereinafter referred to as “MICC”), a Connecticut stock life insurance company, and MetLife Investors Group, Inc. (hereinafter referred to as “MIG”), a Delaware corporation. Either MICC or MIG may hereinafter be referred to as a “Party.” MICC and MIG may hereinafter collectively be referred to as the “Parties.”
WITNESSETH:
WHEREAS, MetLife, Inc. owns all of the outstanding capital stock of MIG and MICC; and
WHEREAS, MIG owns all of the outstanding capital stock of MetLife Investors USA Insurance Company, a Delaware stock life insurance company (hereinafter referred to as the “Company”); and
WHEREAS, MIG desires to transfer all of its right, title, and interest in all of the outstanding capital stock of the Company to MICC in exchange for shares of capital stock of MICC of approximate equal value and MICC desires to issue such shares to MIG in exchange for all of the right, title, and interest in all of the outstanding capital stock of the Company (hereinafter referred to as the “Transactions”; and
WHEREAS, the Parties intended that the Transactions occur on October 1, 2006, and desire that the Transactions shall have economic effect as if they occurred on October 1, 2006; and
WHEREAS, MetLife, Inc. is the common parent of, and MIG is a member of, a single group of life insurance companies and other companies filing one consolidated Federal tax return; and
WHEREAS, the Boards of Directors of MICC and MIG have each authorized the Transactions described above.
NOW, THEREFORE, the Parties agree as follows:
1.	Transfer of Shares of the Company in Exchange for Shares of MICC. MIG hereby transfers, assigns, conveys and delivers to MICC, with effect from October 1, 2006 all of the issued and outstanding shares of capital stock of the Company, consisting of 11,000 shares of common stock, par value $200 per share, and 200,000 shares of 6% non-cumulative preferred stock, par value $1 per share (hereinafter referred to as the “Company Shares”), free and clear of all liens, charges, security interests, mortgages, pledges or similar restrictions, in exchange for 4,595,317 shares of MICC’s common stock, par value $2.50 per share approximately equal in value to the Company Shares being transferred in exchange therefore (hereinafter referred to as the “MICC Shares”). The Parties agree that the Transactions shall have economic effect as if the Transactions occurred on October 1, 2006.
2.	Closing; Deliveries. MIG hereby delivers to MICC certificates representing the Company Shares, duly endorsed to MICC or accompanied by duly executed and witnessed stock powers, and MICC hereby issues and delivers to MIG certificates representing the MICC Shares.
3.	Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) it has the corporate power and authority, and has taken all necessary corporate action, to execute, deliver and perform this Agreement; (c) this Agreement is a legal, valid and binding obligation upon such Party and is enforceable against such Party in accordance with its terms (assuming valid authorization, execution and delivery of this Agreement by such other Party); and (d) execution of this Agreement and consummation of the transactions contemplated hereby will not conflict with, or cause such Party to be in violation of, (i) its charter and by-laws, (ii) any other agreement to which it is a party (except for any such violations which, individually or in the aggregate, would not have a material adverse effect upon the performance of such Party’s obligations under this Agreement), or (iii) any foreign, federal, state or local law, statute, regulation, rule, code, ordinance, judgment, decree or order to which it is subject.

Furthermore, MIG represents and warrants to MICC that: (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) execution of this Agreement and consummation of the transactions contemplated hereby will not conflict with, or cause the Company to be in violation of, (i) the Company’s certificate of incorporation and by-laws, (ii) any other agreement to which the Company is a party, or (iii) any foreign, federal, state or local law, statute, regulation, rule, code, ordinance, judgment, decree or order to which it is subject; (c) the authorized capital stock of the Company consists of 15,000 shares of Common Stock and 200,000 shares of Preferred Stock; (d) the issued and outstanding capital stock of the Company consists of 11,000 shares of Common Stock and 200,000 shares of Preferred Stock; (e) except for this Agreement, no agreement, arrangement or commitment relating to the capital stock of the Company exists; and (f) no securities convertible into capital stock of the Company exist. MIG represents and warrants that it has full right, title, and interest to the Company Shares to be transferred pursuant hereto, and that the Company Shares are duly authorized, validly issued, fully paid, non-assessable, free of any preemption rights, and free and clear of, and not subject to, any form of hypothecation, pledge, lien, or other restriction on transfer under any foreign, federal, state or local law, statute, regulation, rule, code, ordinance, judgment, decree, order or agreement to which MIG or the Company is subject, and the consummation of the transactions contemplated hereby shall not result in any such hypothecation, pledge, lien, or other restriction on transfer upon the Company Shares.

Furthermore, MICC represents and warrants to MIG that: (a) the authorized capital stock of MICC consists of 40,000,000 shares of Common Stock; (b) the issued and outstanding capital stock of MICC consists of 30,000,000 shares of Common Stock; (c) except for this Agreement, no agreement, arrangement or commitment relating to the capital stock of MICC exists; and (d) no securities convertible into capital stock of MICC exist. MICC represents and warrants that it has full right, title, and interest to the MICC Shares to be transferred pursuant hereto, when issued, and that the MICC Shares will be duly authorized, validly issued, fully paid, non-assessable, free of any preemption rights, and free and clear of, and not subject to, any form of hypothecation, pledge, lien, or other restriction on transfer under any foreign, federal, state or local law, statute, regulation, rule, code, ordinance, judgment, decree, order or agreement to which MICC is subject, and the consummation of the transactions contemplated hereby shall not result in any such hypothecation, pledge, lien, or other restriction on transfer upon the MICC Shares.
4.	Regulatory Approval. Other than the approvals of the Connecticut and Delaware Departments of Insurance, which have been obtained, the Parties understand and agree that the transfer of the Company Shares in exchange for the issuance of the MICC Shares pursuant hereto requires no prior approval of, or filing or registration with, any foreign, federal, state or local regulatory authorities.
5.	Modification and Amendment. This Agreement cannot be changed, amended, or terminated by oral agreement, and no provision or requirement hereof may be orally waived. Any change, amendment, termination, or waiver hereof shall only be made by an agreement in writing signed by the Parties and shall require the prior approval of the Connecticut Insurance Department.
6.	Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (by operation of law or otherwise) without prior written consent of the other Party, which shall not be unreasonably withheld, and prior approval of the assignment by the Connecticut Insurance Department.

7.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
8.	Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.
9.	Expenses. Each Party shall bear and pay all costs and expenses which it incurs, or which may be incurred on its behalf, in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement.
10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without regard to conflicts of laws principles.
11.	Severability. If any term or condition of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and conditions of this Agreement nevertheless shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
12.	Cumulative Remedies. The rights, remedies, powers, and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or otherwise.
13.	Further Assurances; Post-Closing Cooperation. In connection with the consummation of the transactions contemplated by this Agreement, at any time or from time to time after the consummation of the transactions contemplated by this Agreement, the Parties shall execute and deliver such other documents and instruments, and take such other actions, as may be required to consummate the transactions contemplated by this Agreement.
14.	No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other person.
15.	Taxes. The Parties agree to treat MIG’s transfer of Company Shares to MICC in exchange for MICC shares approximately equal in value to the Company Shares as a tax-free transaction under Section 351 of the Internal Revenue Code, inasmuch as MIG will control more than 80% of the stock of MICC immediately after the transfer, after taking into account shares of MICC owned by MetLife, Inc. that are attributed to MIG under Section 1.1502-34 of the consolidated return regulations. MIG represents that no liabilities of MIG will be transferred to MICC in connection with the Company Shares. MICC represents that the MICC shares to be issued to MIG are shares of MICC voting common stock, which is the only class of MICC shares outstanding.

IN WITNESS WHEREOF, the Parties have caused this Transfer Agreement to be executed by their duly authorized officers as of the day and year first above written.
MetLife Insurance Company of Connecticut

By:	/s/ Anthony J. Williamson	Date: October 11, 2006
Name: Anthony J. Williamson
Title: Senior Vice President and Treasurer
MetLife Investors Group, Inc.

By:	/s/ Richard C. Pearson	Date: October 11, 2006
Name: Richard C. Pearson
Title: Executive Vice President